Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT RESPONDS TO UNIONS’ ANNOUCEMENT REGARDING DISMISSAL OF REMAINING NATIONAL LABOR RELATIONS BOARD CHARGES

Charlotte, N.C. (December 30, 2014) - FairPoint Communications, Inc. (Nasdaq: FRP), a leading communications provider, today, following the disclosure of the information by the Communications Workers of America (CWA) and the International Brotherhood of Electrical Workers (IBEW), confirmed that Region 1 of the National Labor Relations Board (NLRB) has rejected the unions’ challenge to FairPoint’s implementation of its final contract proposals covering approximately 1,700 employees in Northern New England. FairPoint has been informed by a responsible official of the NLRB that now each of the six bad faith bargaining charges filed by the CWA and IBEW against FairPoint has been rejected. The most recent dismissals will follow an almost five month long investigation into both parties’ conduct and NLRB Region 1's conclusion that there was no basis to the allegations that FairPoint bargained in bad faith or that its implementation of its final contract proposals was unlawful.

The company will provide further comment when the NLRB ruling is officially issued.

About FairPoint Communications, Inc.
FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network - including more than 16,000 route miles of fiber in northern New England - FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

###